Sub-Item 77I. Terms of New or Amended Securities

Terms of New or Amended Securities

THE DREYFUS/LAUREL FUNDS TRUST

DREYFUS EMERGING MARKETS DEBT LOCAL CURRENCY FUND

            At a meeting held on March 18, 2011, the Board of Trustees of The Dreyfus/Laurel Funds Trust (the “Trust”), on behalf of Dreyfus Emerging Markets Debt Local Currency Fund (the “Fund”), approved a proposal to modify the eligibility requirements of the Fund’s Class I shares. These changes, which became effective on March 21, 2011, were reflected in a Post Effective Amendment No. 162 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A, which was filed on Form POS EX with the Securities and Exchange Commission on March 21, 2011.